INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Computer Task Group, Incorporated on Form S-8 of our reports dated February 6, 2002, appearing in and incorporated by reference in the Annual Report on Form 10-K of Computer Task Group, Inc. for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Buffalo, N.Y.
June 20, 2002